N / E / W / S R / E / L / E / A / S / E

June 13, 2019

FOR IMMEDIATE RELEASE
For more information, contact:

Amy Nelson, Executive Director    Karen Evens, Marketing Director
Fair Housing Center of Central Indiana    First Merchants Bank
Phone: 317-644-0673 x1001    Phone: 765-747-1477
Email: anelson@fhcci.org    Email: kevens@firstmerchants.com

SOURCE: First Merchants Corporation (FRME), Muncie, Indiana

First Merchants and FHCCI announce major effort to expand lending opportunities for majority-black neighborhoods in Marion County
Strategy includes new banking center, loan subsidies, and grant funding to local CDCs

First Merchants Bank (FMB) and the Fair Housing Center of Central Indiana (FHCCI) today announced several new initiatives designed to increase mortgage lending to residents in Marion County’s majority-black neighborhoods and census tracts.

First Merchants CEO Michael C. Rechin touted the bank’s partnership with the FHCCI as an important step for the company’s future success in Indiana’s most populous county.

“We were eager to take on new challenges to achieve excellence in a large metropolitan market through our acquisition growth strategy. Our efforts began with entry into Marion County in 2016 and have since expanded with added resources and strategic partnerships,” said Rechin. “We are pleased that our results in Marion County are building consistently, with current lending application volume in 2019 nearly three times full-year 2018 figures. Our new partnership with the FHCCI is an exciting opportunity to accelerate both connectivity within Marion County and existing company efforts to offer new and innovative loan products to the county’s diverse population.”

“The initiatives announced today will facilitate desperately needed mortgage lending and consumer education opportunities for residents in majority-minority communities in Marion County,” said FHCCI Executive Director Amy Nelson. “More importantly, the FHCCI and First Merchants have created a roadmap for other financial institutions that are seeking to expand access to credit in underserved areas and ensure that every individual, group, and community enjoys equal housing opportunity and access in a bias-free and open housing market,” continued Nelson.

First Merchant’s initiatives are reflected in an agreement with the FHCCI and will be implemented over three years, to include:

•	A new full-service banking center by FMB located in one of Marion County’s majority-black census tracts as well as a new loan production office to be located in Marion County.

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$1.12 million in loan subsidy funds offered by FMB to borrowers in Marion County majority-black census tracts for assistance in down payments and closing costs (maximum subsidy of $7,500 per loan). This contribution is expected to result in $20 to $30 million in new mortgage loan originations in Marion County majority-black census tracts.

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FMB will continue its Next Horizon Loan Program - with features designed to increase home ownership in majority-minority census tracts in Marion County - and a goal to originate a minimum of $5 million in mortgage loans for communities served by the three community development corporations (CDCs) receiving grant funds from FMB.

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FMB will originate $4 million in loans for the development of new multifamily housing located in majority-black census tracts located in Marion County that will be affordable to households earning less than 60% of the area median income.

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$500,000 in grants by FMB to be shared by three CDCs that serve majority-black census tracts of Marion County: Mapleton-Fall Creek Development Corporation, King Park Development Corporation, and Near East Area Renewal (NEAR).

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$150,000 to the FHCCI for a fair lending educational and literacy program designed to increase the number of qualified loan applications from African Americans in Marion County as well as to address lending discrimination in the financial services industry.

•	FMB will also spend a minimum of $150,000 on a targeted advertising and outreach campaign.

•	FMB will appoint a Community Lending and Development Director. The new director will focus on building relationships with community organizations and potential customers in Marion County.

•	Ongoing credit counseling and homebuyer outreach and education by FMB and training of executive leadership and staff on issues related to fair lending.

•	A contribution of $550,000 to the FHCCI by FMB.

Building on Existing Community Development Efforts

The new initiatives announced today will build on efforts already undertaken by First Merchants Bank to positively impact community development and expanded access to credit, including:

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A close partnership with the Indianapolis Neighborhood Housing Partnership (INHP) with direct contributions, sponsorship of financial literacy classes, INHP loan pool purchases, and an equitable transit loan product to facilitate affordable housing along bus lines.

•	Expanded first-time homebuyer loan products with a low fixed interest rate, no private mortgage insurance, no down payment required and grant funds available to assist with closing costs.

•	More than $39 million in loans since 2014 to create or maintain nearly 800 affordable housing units, more than 700 of which are located in Marion County.

•	Neighborhood Impact Program (NIP) funds provided directly through the John Boner Neighborhood Centers and plans for additional NIP funding for similar organizations.

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Various community investments, including nearly $4 million in funds that created more than 230 affordable housing units in and around Indianapolis; $2.75 million with the Indiana Housing & Community Development Authority to fund first-time homebuyer and grant programs; and more than $5 million for Marion County schools where 75% of students are on free or reduced lunch.

“Our team is committed to Marion County, and we feel extremely fortunate to partner with an organization like the FHCCI,” said Rechin. “Their value is immeasurable as we seek long-term connectivity to the many communities in and around Indianapolis.”

“The mission of the FHCCI is to ensure equal housing opportunities by eliminating housing discrimination through advocacy, enforcement, education and outreach.” said Nelson, “However, we need more banks assisting the FHCCI in accomplishing this mission and in providing fair and equal access to credit. We hope today’s announcement will encourage other Indiana financial institutions to follow FMB’s lead and launch their own initiatives to promote homeownership and address the need to expand fair and non-discriminatory access to credit.”

The initiatives launched today reflect resolution of allegations of lending concerns raised by the FHCCI. FMB denies any fault as part of the resolution.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

About the Fair Housing Center of Central Indiana

The Fair Housing Center of Central Indiana (FHCCI) is a private, nonprofit fair housing organization founded in 2011 and based in Indianapolis, Indiana. Its mission is to ensure equal housing opportunities by eliminating housing discrimination through advocacy, enforcement, education and outreach. More information on the FHCCI can be found on the Center’s website, www.fhcci.org.

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